EXHIBIT 3.2

BYLAWS

OF

GOLF GALAXY, INC.

(a Minnesota corporation)

ARTICLE I

SHAREHOLDERS

1.  CERTIFICATES REPRESENTING SHARES.  The shares of the corporation may be either certificated shares or uncertificated shares or a combination thereof.  A certificate representing shares of the corporation shall contain on its face the statements required by Section 302A.417, Minnesota Statutes, and by any other applicable provision of law, and may be signed by the President or the Treasurer, or by any other officer or agent authorized to do so by the Board of Directors.  If a person signs or has a facsimile signature placed upon a certificate while an officer, transfer agent, or registrar of the corporation, the certificate may be issued by the corporation, even if the person has ceased to have that capacity before the certificate is issued, with the same effect as if the person had that capacity at the date of its issue.

2.  FRACTIONS OF A SHARE.  The corporation may issue fractions of a share originally or upon transfer.  Fractions of a share, if issued, shall entitle the holder to exercise voting rights or to receive distributions.  Fractions of a share may be represented by a certificate.  If the corporation does not issue fractions of a share, it shall comply with the alternative requirements of Section 302A.423, Minnesota Statutes, as applicable.

3.  SHARE TRANSFERS.  Upon compliance with any provisions restricting the transferability of shares that may be set forth in the Articles of Incorporation, these Bylaws, or any resolution or written agreement in respect thereof, transfers of shares of the corporation shall be made only on the books of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with an officer of the corporation, or with a transfer agent or a registrar and on surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon.  Except as may be otherwise provided by law or these Bylaws, the person in whose name shares stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation; provided that whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact, if known to an officer of the corporation, shall be so expressed in the entry of transfer.

4.  CERTIFICATION OF BENEFICIAL OWNER.  A resolution approved by the affirmative vote of a majority of the directors present may establish a procedure whereby a shareholder may certify in writing to the corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of one or more beneficial owners.  Upon receipt by the corporation of the writing, the persons specified as beneficial owners, rather than the actual shareholders, are deemed the shareholders for the purposes specified in the writing.

5.  MEANING OF CERTAIN TERMS.  As used herein in respect of the right to notice of a meeting of shareholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term “share” or “shares” or “shareholder” or “shareholders” refers to an outstanding share or shares and to a holder or holders of record of outstanding shares when the corporation is authorized to issue only one class of shares, and said reference is also intended to include any outstanding share or shares and any holder or holders of record of outstanding shares of any class upon which or upon whom the Articles of Incorporation confer such rights where there are two or more classes or series of shares or upon which or upon whom Chapter 302A, Minnesota Statutes, confers such rights notwithstanding that the Articles of Incorporation may provide for more than one class or series of shares, one or more of which are limited or denied such rights thereunder.

6.  SHAREHOLDER MEETINGS

- TIME, PLACE.  The annual meeting shall be held on the date and at the time and place fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the formation of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of the preceding annual meeting.  A special meeting shall be held on the date and at the time and place fixed by the directors or the President or by an officer instructed by the directors or the President to call the meeting, except that a special meeting called by or at the demand of a shareholder or shareholders pursuant to subdivision 2 of Section 302A.433, Minnesota Statutes, shall be held in the county in which the corporation’s principal executive office, as defined by Section 302A.011, Minnesota Statutes, is located.

- CALL.  Except as otherwise required by subdivision 2 of Section 302A.431, Minnesota Statutes, annual meetings may be called by the directors or the President or the Treasurer or by any officer instructed by the directors or the President or the Treasurer to call the meeting.  Special meetings may be called for any purpose or purposes at any time, by the President or the Treasurer or, if so authorized by subdivision 2 of Section 302A.433, Minnesota Statutes, two or more directors or any officer instructed by the directors or the President or the Treasurer or a shareholder or shareholders holding ten percent or more of the voting power of all shares entitled to vote, except where subdivision 1 of Section 302A.433, Minnesota Statutes, requires a greater minimum proportion of the voting power of all shares entitled to vote.

- NOTICE OR WAIVER OF NOTICE.  Notice, as defined by Section 302A.011,

Minnesota Statutes, of all meetings shall be given by, or at the direction of, the person calling the meeting, except where the meeting is an adjourned meeting to be held at more than one hundred twenty days after the date fixed for the original meeting and the date, time, and place of the meeting were announced at the time of the original meeting or any adjournment of the original meeting, and except as otherwise provided by Chapter 302A, Minnesota Statutes.  Except as may otherwise be required by any provision of law, the notice shall be given at least ten days, and not more than sixty days, before the date of the meeting.  The notice shall contain the date, time, and place of the meeting, and any other information required by Chapter 302A, Minnesota Statutes.  The business transacted at a special meeting shall be limited to the purposes stated in the notice of the meeting. A shareholder may waive notice of a meeting of shareholders.  A waiver of notice by a shareholder is effective whether given before, at, or after the meeting, and whether given in writing, orally, or by attendance.  Attendance by a shareholder at a meeting is a waiver of notice of that meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

- DETERMINATION OF SHAREHOLDERS ENTITLED TO NOTICE AND VOTE.  The directors may fix, or may authorize an officer to fix, a date not more than sixty days before the date of a meeting of shareholders as the date for the determination of the holders of shares entitled to notice of and entitled to vote at the meeting, except as otherwise provided by Chapter 302A, Minnesota Statutes.

- CONDUCT OF MEETING.  Meetings of the shareholders shall be presided over by one of the following officers in the order of seniority and if present and acting - the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, a Vice-President, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the shareholders.  The Secretary of the corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting, but, if neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting.

- PROXY REPRESENTATION.  Subject to the requirements of Section 302A.449, Minnesota Statutes, a shareholder may cast or authorize the casting of a vote by filing a written appointment of a proxy with an officer of the corporation at or before the meeting at which the appointment is to be effective.  The appointment of a proxy is valid for eleven months, unless a longer period is expressly provided in the appointment.  No appointment is irrevocable unless the appointment is coupled with an interest in the shares or in the corporation.

- QUORUM.  The holders of a majority of the voting power of the shares entitled to vote at a meeting are a quorum for the transaction of business.  If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of shareholders originally present leaves less than the proportion or number otherwise required for a quorum.

- VOTING.  Except where Chapter 302A, Minnesota Statutes, requires a larger proportion or number, the shareholders shall take action by the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares present and entitled to vote on that item of business, or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting.

7.  WRITTEN ACTION.  An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed by all of the shareholders entitled to vote on that action.  The written action is effective when it has been signed, or consented to by authenticated electronic communication, by the required shareholders, unless a different effective time is provided in the written action.  When written action is permitted to be taken by less than all shareholders, shareholders must be notified of such action in accordance with the Minnesota Business Corporation Act.

8.  ELECTRONIC COMMUNICATIONS.  Whenever the corporation is a “closely held corporation,” as that term is defined by Section 302A.011, Minnesota Statutes, the use by one or more shareholders of the communications equipment described in Section 302A.436, Minnesota Statutes, is authorized to the fullest extent permitted by, and subject to the requirements of, the said Section 302A.436, Minnesota Statutes, as the same may be amended and supplemented.

ARTICLE II

BOARD OF DIRECTORS

1.  FUNCTIONS GENERALLY.  The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors.  The Board of Directors may fix the compensation of directors.

2.  QUALIFICATIONS AND NUMBER.  Each director shall be a natural person.  A director need not be a shareholder, a citizen of the United States, or a resident of the State of Minnesota.  The initial Board of Directors shall consist of two persons, which shall be the fixed number of directors until changed.  The number of directors shall never be less than one.  The number of directors may be increased or, subject to the provisions of Section 302A.223, Minnesota Statutes, decreased at any time by amendment to these Bylaws or by the directors or the shareholders.

3.  ELECTION AND TERM.  The first Board of Directors shall be elected by the incorporator or incorporators and shall hold office until the first annual meeting of the shareholders, and until their successors are elected and qualified.  Thereafter directors who are elected at an annual meeting of shareholders shall hold office until the next annual meeting of shareholders and until their successors are elected and qualified, and directors who are elected in the interim to fill vacancies and newly created directorships shall hold office until qualified successors are elected at the next annual or special meeting of the shareholders.  Vacancies on the Board of Directors resulting from the death, resignation, removal, or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum.  Vacancies on the Board of Directors resulting from newly created directorships may be filled by the affirmative vote of a majority of the directors serving at the time of the increase.

4.  MEETINGS

- TIME.  Meetings shall be held at such time as the Board or any committee thereof, as the case may be, shall fix, except that the first meeting of a newly elected Board shall be held as soon after its election as the directors may conveniently assemble.

- PLACE.  Meetings shall be held at such place within or without the State of Minnesota as shall be fixed by the Board.

- CALL, NOTICE, WAIVER OF NOTICE.  Meetings may be called by a director by giving ten days’ notice, as defined by Section 302A.011, Minnesota Statutes, to all directors, or a shorter time period of notice as may be permitted by law and as may be sufficient for the convenient assembly of the directors thereat.  The notice need not state the purpose of the meeting.  If the day or date, time, and place of a meeting have been announced at a previous meeting of the Board, no notice is required.  A director may waive notice of a meeting of the Board or of any committee thereof.  A waiver of notice by a director entitled to notice is effective whether given before, at, or after the meeting, and whether given in writing, orally, or by attendance.  Attendance by a director at a meeting is a waiver of notice of that meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

- QUORUM.  A majority of the directors currently holding office is a quorum for the transaction of business.  In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present.  If a quorum is present when a duly called or held meeting is convened, the directors present may continue to transact business until adjournment, even though the withdrawal of a number of directors originally present leaves less than the proportion or number otherwise required for a quorum.

- ACTION.  Except where Chapter 302A, Minnesota Statutes, requires a larger proportion or number, the Board shall take action by the affirmative vote of the greater of a majority of directors present at a duly held meeting at the time the action is taken, or a majority of the minimum proportion or number of directors that would constitute a quorum for the transaction of business at the meeting.

- CHAIRMAN OF THE MEETING.  Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, and if present and acting, otherwise by any other director chosen by the Board.

5.  REMOVAL OF DIRECTORS.  One or more directors may be removed in accordance with the provisions of Section 302A.223, Minnesota Statutes.

6.  COMMITTEES.  A resolution approved by the affirmative vote of a majority of the Board may establish one or more committees having the authority of the Board in the management of the business of the corporation only to the extent provided in the resolution.  Committees are subject at all times to the direction and control of the Board, except as provided by Section 302A.241, Minnesota Statutes.  Committee members shall be natural persons.  A committee shall consist of one or more persons, who need not be directors, and who shall be appointed by affirmative vote of a majority of the directors present.  Sections 4, 7 and 8 of this Article II shall apply to committees and members of committees to the same extent as those sections apply to the Board and the directors of the corporation.

7.  WRITTEN ACTION.  An action which requires shareholder approval and which is required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors.  An action which does not require shareholder approval and which is required or permitted to be taken at a Board meeting may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present, if the Articles of Incorporation so provide.  The written action is effective when signed by the required number of directors, unless a different effective time is provided in the written action.  When written action is permitted to be taken by less than all directors, all directors shall be notified immediately of its text and effective date.

8.  TELEPHONE MEETINGS AND PARTICIPATION.  A conference among directors by any means of communication through which the directors may simultaneously hear each other during the conference constitutes a Board meeting, if the same notice is given of the conference as would be required for a meeting, and if the number of directors participating in the conference would be sufficient to constitute a quorum at a meeting.  Participation in a meeting by that means constitutes presence in person at the meeting.  A director may participate in a Board meeting not heretofore described in this paragraph, by any means of communication through which the director, other directors so participating, and all directors physically present at the meeting may simultaneously hear each other during the meeting.  Participation in a meeting by that means constitutes presence in person at the meeting.

9.  ABSENT DIRECTORS.  A director may give advance written consent or opposition to a proposal to be acted on at a Board meeting.  If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

ARTICLE III

OFFICERS

The officers of the corporation shall consist of a chief executive officer, who shall be designated President, a chief financial officer, who shall be designated Treasurer, and, if deemed necessary, expedient, or desirable by the Board of Directors, one or more Vice-Presidents, a

Secretary, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers with such titles as the resolution of the Board of Directors appointing them shall designate. Except as the Articles of Incorporation, these Bylaws or a resolution adopted by the Board of Directors may otherwise provide, the President and the Treasurer shall have the duties specified in Section 302A.305, Minnesota Statutes.  Any other officer shall have the powers, rights, duties, and responsibilities determined by the Board of Directors.  Any number of offices or functions of those offices may be held or exercised by the same person.

Except as may otherwise be required by Chapter 302A, Minnesota Statutes, or by a resolution approved by the affirmative vote of a majority of the directors, or by a resolution approved by the holders of a majority of the voting power of the shares present at a duly convened shareholders’ meeting, any officer of the corporation is authorized to sign any document required by Chapter 302A, Minnesota Statutes, to be filed with the Secretary of State of Minnesota.

Unless otherwise provided in the resolution appointing him, each officer shall be appointed for a term which shall continue until the meeting of the Board of Directors following the next annual meeting of shareholders and until his successor shall have been chosen and qualified, or until his or her earlier death, resignation or removal.

An officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present at a duly convened meeting of the Board of Directors.

A vacancy in an office because of death, resignation, removal, disqualification, or other cause may, or in the case of a vacancy in the office of President or Treasurer shall, be filled for the unexpired portion of the term by the Board of Directors, or in the manner determined by the Board, or pursuant to the provisions of Section 302A.321, Minnesota Statutes.

ARTICLE IV

BOOKS AND RECORDS

The corporation shall keep at its principal executive office, or at another place or places within the United States determined by the Board, a share register not more than one year old, containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder.

The corporation shall also keep, at its principal executive office, or at another place or places within the United States determined by the Board, a record of the dates on which certificates or transaction statements representing shares were issued.

The corporation shall keep at its principal executive office, or, if its principal executive office is outside of the State of Minnesota, shall make available at its registered office within ten days after receipt by an officer of the corporation of a written demand for them made by a person described in subdivision 4 of Section 302A.461, Minnesota Statutes, originals or copies of any of the documents enumerated in subdivision 2 of the said section.

The corporation shall keep appropriate and complete financial records, and such other records as may be required by any other applicable provision of law.

ARTICLE VI

INDEMNIFICATION

The corporation shall indemnify all officers and directors of the corporation, for such expenses and liabilities, in such manner, under such circumstances and to such extent as required or permitted by the Minnesota Business Corporation Act, as now enacted or hereafter amended.  Unless otherwise approved by the Board of Directors, the corporation shall not indemnify any employee of the corporation who is not otherwise entitled to indemnification pursuant to this bylaw.  The Board of Directors may authorize the purchase and maintenance of insurance or the execution of individual agreements for the purpose of such indemnification, and the corporation shall advance all reasonable costs and expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding to all persons entitled to indemnification under this bylaw, all in the manner, under the circumstances and to the extent required or permitted by the Minnesota Business Corporation Act, as now enacted or hereafter amended.

ARTICLE VII

CORPORATE SEAL

The corporation shall have no seal.

ARTICLE VIII

FISCAL YEAR

The fiscal year of the corporation shall be that which is determined by the Board of Directors, and shall be subject to change by the Board of Directors.

ARTICLE IX

CONTROL OVER BYLAWS

The power to amend or repeal these Bylaws and to adopt new Bylaws shall be vested in the Board of Directors, subject to the requirements of Section 302A.181, Minnesota Statutes.

Dated:    November 9, 2006

February 13, 2007 (revised to reflect name of surviving corporation)